Exhibit 23.2

The Directors

Guardforce AI Co., Limited

10 Anson Road

#28-01 International Plaza

Singapore

079903

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form Post-Effective Amendment No. 1 to Form F-1 Registration Statement on Form F-3 (No. 333-258054) of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of Guardforce AI Co., Limited and subsidiaries as of and for the years ended December 31, 2021, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

We also consent to the reference of PKF Littlejohn LLP as an independent registered public accounting firm under the heading “Experts” in this Form .

/s/ PKF Littlejohn LLP

London, United Kingdom

June 1, 2022

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the above address. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office as above. PKF Littlejohn LLP is a member firm of the PKF International Limited family of legally independent firms and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm or firms.